COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

CHECKPOINT SYSTEMS, INC. ANNOUNCES FIRST QUARTER
2007 RESULTS

Thorofare, New Jersey, May 3, 2007 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended April 1, 2007.

Revenue for the first quarter of 2007 was $171.2 million, 22.3% higher when compared to revenue of $140.0 million in the first quarter of the prior year. Excluding revenue from our ADS acquisition, revenue increased 18.5%. Foreign currency had a positive impact of 5.3% on revenues. Earnings from continuing operations for the first quarter were $5.0 million, or $0.12 per diluted share, compared to earnings from continuing operations of $30 thousand or $0.00 per diluted share in the first quarter of 2006. Included in earnings from continuing operations for the first quarter of 2007 is a charge of $0.3 million related to the Company’s restructuring activities. In the first quarter of 2006, earnings from continuing operations included a charge of $0.1 million associated with restructuring initiatives.

“We made good progress during the first quarter in line with our expectations,” said George Off, Chairman and Chief Executive Officer of Checkpoint. “Financial results were strong as we saw a continuation of the performance achieved last quarter after considering the normal first quarter seasonal effect on our business. Compared with the same quarter last year, our results reflect improvements across each business segment and geography. We achieved operating income of $6.2 million compared with an operating loss reported in the same quarter of the prior year.”

Mr. Off continued, “Our improved revenue performance in the quarter was primarily driven by a constant dollar increase of 16% growth in our CheckNet® service bureau business, excluding revenue from the acquisition of ADS, and 13% growth in our EAS business. Our business also benefited from the favorable foreign exchange rates during the quarter.”

“We achieved growth in Europe of 13% on a constant dollar basis, excluding revenue from our acquisition of ADS, which reflects the improvement in the operational issues we have been addressing in that market,” continued Mr. Off. “Operations in France continued to improve and contributed to our performance.”

Mr. Off continued, “In line with our renewed focus on key markets and customers, we continue to win additional business across the globe with some of the world’s most important retailers. We are also making the necessary investments in our business to develop new avenues for growth by expanding into new vertical markets and developing innovative new products. As an example, we recently introduced the Evolve™ family of labels, a dual-function EAS-EPC label for security and inventory management applications. Evolve™ labels will help retailers improve their inventory visibility at the case and item level, while at the same time maximizing the benefits of their EAS security systems.”

Financial highlights for the first quarter ended April 1, 2007:

•
Revenue for the first quarter of 2007 was $171.2 million, compared to revenue of $140.0 million in the first quarter of last year, a 22.3% increase. Foreign exchange had a positive impact on revenue of $7.4 million, or 5.3%, in the first quarter 2007 as compared to the first quarter of 2006. The acquisition of ADS contributed $5.4 million of revenue in the first quarter of 2007.

•
Gross profit was $70.3 million, or 41.1% of revenue, in the first quarter of 2007, compared to $56.4 million, or 40.3% of revenue, in the first quarter of 2006. The gross profit increase is primarily attributable to an increase in volumes in our EAS business.

•
Selling, general, and administrative expenses (SG&A) were $59.8 million, compared with $52.9 million for the first quarter of 2006. SG&A expenses generated by the recently acquired ADS operations accounted for $2.0 million of the increase over the prior year. Foreign currency translation increased SG&A by approximately $2.4 million. Also included in the first quarter of 2007 was approximately $1.6 million of expenses related to the company’s restatement of prior period results. As a percentage of revenue, SG&A expenses decreased to 34.9% in the first quarter of 2007, versus 37.8% in the first quarter of 2006.

•	Research and development expenses for the fourth quarter of 2007 were $4.0 million, or 2.3% of revenue, compared with $4.4 million, or 3.1% of revenue, in the first quarter of 2006.

•
GAAP operating income in the first quarter of 2007 was $6.2 million, compared to $1.1 million operating loss in the prior year period. Excluding restructuring expense, operating income in the first quarter of 2007 was $6.5 million, or 3.8% of revenue. Excluding restructuring expense, operating loss in the first quarter of 2006 was $0.9 million. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”).

•	Other gain (loss) for the first quarter of 2007 was a loss of $0.5 million primarily due to foreign exchange losses.

•	Income tax expense for the first quarter of 2007 was 24.4% of pretax income.

•
The GAAP reported earnings from continuing operations for the first quarter of 2007 was $5.0 million, or $0.12 per diluted share, compared to $30 thousand, or $0.00 per diluted share, for the first quarter of 2006.

•
The GAAP reported net earnings for the first quarter of 2007 was $5.0 million, or $0.12 per diluted share, compared to net earnings of $1.6 million, or $0.04 per diluted share, for the first quarter of 2006.

•
Excluding restructuring expense, earnings from continuing operations for the first quarter of 2007 were $5.2 million, or $0.13 per diluted share. Excluding restructuring expense, earnings from continuing operations for the first quarter of 2006 were $0.2 million, or $0.00 per diluted share a year ago. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”).

•	Cash flow from operations was $10.1 million in the first quarter of 2007 compared to negative cash flow from operations of $30.5 million in the first quarter of 2006.

•	At April 1, 2007 cash and cash equivalents were $152.9 million, working capital was $283.5 million and long-term debt was $16.5 million. Capital expenditures in the quarter were $2.0 million.

Mr. Off concluded, “Although we are pleased with our recent operational and financial performance, we remain cautious about the softness in the retail market given the indicators we’re currently seeing in the marketplace, and this is reflected in our expectations for performance for 2007. In addition, we have more work to do to effectively execute our strategy and make the necessary investments in our business that will position us for future growth and profitability for the remainder of 2007 and beyond.”

Based on current market conditions, Checkpoint Systems provided the following guidance for its 2007 full year financial results:

•	Revenues, at current exchange rates, up 5% to 8% versus 2006

•	Diluted earnings per share from continuing operations of between $1.20 and $1.30, excluding any restructuring charges

•	An annualized tax rate of approximately 25%

•	Free cash flow (cash flow from operations less capital expenditures) of between $50 million and $60 million

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, May 3, 2007, at 10:00 A.M. Eastern Time, to discuss its first quarter 2007 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 31 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Security and Exchange Commission filings.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter
	(13 weeks) Ended

	April 1,	March 26,
	2007	2006

Net revenues	$171,202	$139,993
Cost of revenues	100,923	83,635
Gross profit	70,279	56,358

Selling, general, and administrative expenses	59,801	52,871
Research and development	3,988	4,368
Restructuring expense	325	247
Operating income (loss)	6,165	(1,128)

Interest income	1,182	1,125
Interest expense	331	414
Other (loss) gain, net	(524)	372
Earnings (loss) from continuing operations before income taxes and minority interest	6,492	(45)

Income taxes	1,587	(24)
Minority interest	(61)	(51)
Earnings from continuing operations	4,966	30

Earnings from discontinued operations, net of tax	−	1,573
Net Earnings	4,966	$1,603

Basic Earnings per Share:
Earnings from continuing operations	$.13	$ −
Earnings from discontinued operations, net of tax	−	.04
Basic earnings per share	$.13	$.04

Diluted Earnings per Share:
Earnings from continuing operations	$.12	$ −
Earnings from discontinued operations, net of tax	−	.04
Diluted earnings per share	$.12	$.04

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	April 1 2007 (unaudited)	December 2006
Cash and Cash Equivalents	$152,884	$143,394
Working Capital	$283,508	$254,024
Current Assets	$453,817	$447,597
Total Debt	$ 16,518	$ 16,534
Shareholders’ Equity	$483,592	$473,581
Total Assets	$788,018	$781,191

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulation G and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter
	(13 Weeks) Ended
	April 1,	March 26,
	2007	2006

Reconciliation of GAAP to Non-GAAP Operating Margin:

Net revenues	$171,202	$139,993

GAAP operating income	6,165	(1,128)

Non-GAAP adjustments:

Restructuring expense	325	247

Adjusted Non-GAAP operating income	$6,490	$(881)

GAAP operating margin	3.6%	(0.8)%
Adjusted Non-GAAP operating margin	3.8%	(0.6)%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter
	(13 Weeks) Ended
	April 1,	March 26,
	2007	2006

Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:

Earnings from continuing operations, as reported	$4,966	$ 30

Non-GAAP adjustments:

Restructuring expense, net of tax	259	143

Adjusted earnings from continuing operations	$5,225	$173

Reported diluted shares	40,266	40,328

Adjusted diluted shares	40,266	40,328

Reported earnings per share from continuing operations - diluted	$.12	$ −

Adjusted earnings per share from continuing operations - diluted	$.13	$ −

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